UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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ITEX Corporation
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ITEX Broker Association Board Supports Current Leadership

Bellevue, WA – November 18, 2010 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today released a letter received from the ITEX Broker Association Board of Directors (IBABD), an independent broker-supported association, fully endorsing the re-election of the current ITEX board.

Steven White, Chairman and CEO noted, “We have cultivated a team spirit with our franchisees, with whom we have worked diligently to make ITEX a success. This letter of support we received yesterday from IBABD is a reflection of the level of trust we have built over the years and our outstanding working relationship.”

ITEX Broker Association Board of Directors

November 17, 2010

Mr. Steven White
Chairman and Chief Executive Officer
ITEX Corporation
3326 160th Ave. SE, Ste. 100
Bellevue, Washington 98008

Dear Steve:

We have reviewed proxy contest materials from the Committee to Enhance ITEX and discussed them with many ITEX brokers and franchisees. As you know, the ITEX Broker Association Board of Directors (“IBABD”) represents 92% of the franchisees and independent licensed brokers in the ITEX broker network. We are unhappy that the Committee has tried to create dissention among franchisees and is apparently trying to drive a wedge between franchises and management.

The Committee states that they have “spoken to over 10% of the existing franchise base, who have expressed interest in working with a new leadership team.” We, on the other hand, have had a number of discussions with franchisees and find there is overwhelming support for the current ITEX board and management team. We at IBABD appreciate the positive initiatives and support of franchisees during your tenure, the willingness and availability of current management to maintain open lines of communication, and the strategies that have solidified our top position in the industry.

We are very concerned that a change of the board and management would be potentially destabilizing to ITEX and the franchise network and will undermine years of progress. We value the relationships management has built with franchisees. We are concerned by the lack of any experience within our industry shared by the Committee’s nominees, and find no comfort in the prospect of being directed by a new unnamed executive management team.

In short, we do not believe the change in the leadership and direction of ITEX proposed by the Committee will benefit franchisees and brokers, and we cannot afford to have our productive relationship with the ITEX corporate office compromised. For these reasons, IBABD fully endorses the re-election of the current ITEX board.

Very truly yours,

Mike Ryan	Herb Steck	Chris Christensen
President	Vice-President	Treasurer
Atlanta	St. Louis	Houston

Tinamarie Fowler	Amanda Smith	Frank Scott
Secretary	Board Member	Board Member
Ogden	Palm Springs	Atlanta

Todd Olson
Board Member
Knoxville

About ITEX

ITEX, The Membership Trading Community SM, is a thriving network of participating member businesses. Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA. For more information, please visit ITEX’s website at www.itex.com. We routinely post important information on the investor relations portion of our website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; our brokers taking actions that could harm our business or our reputation; our failure to deal effectively with member disputes; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology.. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

Important Additional Information

ITEX Corporation has filed with the Securities and Exchange Commission (“SEC”) and mailed to its stockholders a definitive proxy statement in connection with its 2010 annual meeting of stockholders. Stockholders are strongly advised to read ITEX’s definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. The definitive proxy statement contains information regarding the names, affiliations and interests of ITEX’s directors, its nominees for director, and certain of its officers and employees that are deemed, along with ITEX, to be participants in the solicitation of proxies from stockholders in connection with its 2010 annual meeting.  Investors and stockholders may obtain copies of the Company’s definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 annual meeting free of charge at the SEC’s website at www.sec.gov, or on ITEX’s website at www.itex.com.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com